Exhibit 99.1

Contacts: Ira M. Birns, Executive Vice President & Chief Financial Officer or Francis X. Shea, Executive Vice President & Chief Risk and Administrative Officer (305) 428-8000

WORLD FUEL SERVICES CORPORATION ENTERS INTO TRADE

RECEIVABLES PURCHASE FACILITY

—Further Strengthens Liquidity Position—

MIAMI, FL—October 3, 2008—World Fuel Services Corporation (NYSE: INT), a global leader in the marketing and sale of marine, aviation and land fuel products and related services, today announced it has entered into a two year syndicated trade receivables purchase facility program (the “Receivables Facility”) with HSBC Bank USA, National Association acting as administrative agent for a syndicate of financial institutions that provides for up to $160 million in funding through the purchase of receivables on a revolving basis.

The Receivables Facility, which was unutilized at September 30, 2008, supplements the Company’s $475 million senior revolving credit facility (the “Credit Facility”) which matures in 2012. Outstanding borrowings under the Credit Facility declined from $232 million at June 30, 2008 to approximately $35 million at September 30, 2008, while cash, cash equivalents and short-term investments increased from $63 million at June 30, 2008 to approximately $160 million at September 30, 2008.

“We are pleased to announce today that we have opportunistically enhanced World Fuel’s liquidity profile. We believe that our ability to complete this transaction in the current credit environment demonstrates the strength of our balance sheet and the quality of World Fuel’s receivables,” stated Ira M. Birns, executive vice president & chief financial officer. “Aggregate availability under the Credit Facility and the Receivables Facility provides substantial liquidity to support working capital requirements and strategic investment opportunities, going forward.”

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals in over 190 countries around the world. With 44 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.